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                                                               EXHIBIT 10.22

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                                    AGREEMENT


              AGREEMENT dated as of October 16, 1996 ("Agreement") among Farberware, Inc., Service Merchandise Company, Inc. and Windmere-Durable Holdings, Inc.

              WHEREAS:

              A. In the License Agreement dated as of July 12, 1996 (the "License Agreement") between Farberware Inc., formerly known as Far-B Acquisition Corp. ("Licensor"), and Service Merchandise Company, Inc. ("Service"), Licensor granted Service a license to use the name "Farberware" and certain related trademarks in connection with the sourcing, manufacture, distribution and/or sale of certain Electric Products. The rights granted to Service under the License Agreement are herein defined as "Electric Products Rights"; and the Electric Products that are encompassed by the Electric Products Rights (including, without limitation, electric fans) are herein called "Licensed Electric Products."

              B. In the Sublicense and Supply Agreement of even date herewith ("Sublicense") between Service and Windmere-Durable Holdings, Inc. ("Windmere"), Service grants Windmere a sublicense to use the name Farberware and related trademarks in connection with the sourcing, manufacture, distribution and/or sale of certain Electric Products.

              C. In consideration of the mutual agreements herein contained and other good and valuable consideration given by each of the parties hereto to each of the other parties hereto, the receipt and sufficiency of which are hereby acknowledged, Licensor, Service and Windmere hereby agree as follows:





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                     1.     TERMS. Capitalized terms not defined in this
Agreement shall have the meanings ascribed to them in the License Agreement; and the rules governing the interpretation and construction of the License Agreement shall govern the interpretation and construction of this Agreement

                     2. ELECTRIC PRODUCTS INVENTORY. Effective immediately, the phrase "promptly after August 29, 1996" in the proviso to the second sentence of Section 2.2 of the License Agreement is changed to read "promptly after the later of September 24, 1996 or termination of the MSA, as extended with the consent of Licensee"; and Licensor agrees that the three day period referred to in Section 2.2. of the License Agreement for Licensee (i.e., Service) to accept Licensor's offer of sale to Licensee (i.e., Service) of all unsold Electric Products inventory shall be extended for a period of thirty calendar days from and after the end of said three day period, subject to any sales of Electric Products included in such inventory made by Licensor prior to acceptance by Licensee (i.e., Service) of said offer.

                     3. AMENDMENT OF SECTION 6.7 OF LICENSE AGREEMENT. Effective immediately, the second sentence of Section 6.7 of the License Agreement is hereby amended to read in its entirety as follows:

       If as the result of the activities of any such third party manufacturer, Licensor is subjected to any cost, expense, loss or penalty, Licensee shall on demand fully compensate Licensor for any cost, expense, loss or penalty that Licensor sustains; provided, however, that Licensee shall have no such obligation with respect to any cost, expense, loss or penalty sustained by Licensor as the result of the activities of any given third party manufacturer located outside of the United States unless: (i) at the time of such activities, or within 1095 days prior to such activities, such third party manufacturer is, or was, a party to a contract (whether formal or informal and whether in writing or otherwise) with Licensee, or a sublicensee or assignee of Licensee, or an Affiliate of Licensee or of any such sublicensee or assignee, relating to Electric Products and (ii) the cost, expense, loss or penalty is caused by, or arises from, activities of





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       the third party manufacturer that: (x) occur during the period when such third party manufacturer is, or was, a party to such contract or (y) before the end of the 1095 day period next following the termination of such contract with such third party manufacturer.

                     4.     Amendment Of Section 13.2.4 Of License Agreement.
                            ------------------------------------------------
Effective immediately, the first word in the final sentence of Section 13.2.4 of the License Agreement is changed from "Licensee" to "Licensor."

                     5.     Notice To Windmere Upon Termination of License.
                            ----------------------------------------------

                            5.1    In the event of termination of the License
Agreement ("Termination") by Licensor because of a material breach of the License Agreement by Service, Licensor shall provide Windmere with written notice of such Termination ("Licensor's Termination Notice") sent to Windmere's executive office not less than three (3) business days prior to the effective date of Termination.

                            5.2    In the event of Termination of the License
Agreement by Service pursuant to the exercise of its election under Section 15.2 of the License Agreement to terminate on six (6) months' notice, Licensee shall provide Windmere with written notice of such termination (the "Service Termination Notice"), in accordance with Section 19.3 of the Sublicense, not more than seventy-five (75), nor less than thirty (30), business days prior to Termination, and (ii) simultaneously with the giving of the Service Termination Notice, provide Licensor with written notice in accordance with Section 18.3 of the License Agreement stating that the Service Termination Notice has been given to Windmere.

                            5.3    Notwithstanding the provisions of the
Sublicense, Windmere agrees that Termination (as defined in this Section 5) does not constitute a breach of the Sublicense by Service.





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                     6.     Continuation of Rights, Etc. if License Terminated.
                            --------------------------------------------------

              Licensor agrees that, if Windmere is not in material breach of the Sublicense at the time of Termination, and Windmere elects to become the substitute Licensee under the License Agreement, such election to be made by written notice given to Licensor (in accordance with Section 18.3 of the License Agreement) within thirty (30) calendar days of receipt of either Licensor's Termination Notice or the Service Termination Notice (the day following the effective date of Termination or the last day for the giving of such notice by Windmere, whichever is later, being called the "Substitution Date"), Windmere shall thereupon receive and have, and be deemed to have received and have, as of the Substitution Date, an exclusive license from Licensor to the same trademarks, patents and copyrights relating to the Licensed Electric Products granted to Service under the License Agreement on the same terms and conditions as set forth in the License Agreement, and (subject to Sections 6.1 and 7.1 of this Agreement) Windmere shall thereupon become and be, and be deemed to be, the Licensee under the License Agreement, and shall become and be, and be deemed to be, bound and obligated by all of the terms and conditions of the License Agreement, as fully as if it were the Licensee originally named therein, subject only to the following amendments and conditions:


                            6.1    Windmere shall not be entitled to receive and
have, and shall not receive and have, or be deemed to receive and have, the exclusive license referred to in the introductory portion of this Section 6, unless on or before the Substitution Date, Windmere shall deliver to Licensor a duly authorized, valid and binding written undertaking by Windmere that it will not sell (or permit any of its





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Affiliates to sell) Licensed Electric Products to Salton/Maxim Housewares, Inc.
("Salton"), or any Affiliates of Salton, or any other Affiliates of Windmere (each of Salton, any Affiliates of Salton and any other Affiliates of Windmere being hereinafter called a "Reseller"), unless (i) Windmere first provides Licensor with a duly authorized, valid and binding written agreement that any sales of Licensed Electric Products by Resellers or their Affiliates shall be deemed to be sales of such Licensed Electric Products by Windmere and that Windmere shall pay royalties on all sales of Licensed Electric Products made by Resellers or their Affiliates as if the sales had been made directly by Windmere to the customers of the Resellers or their Affiliates at the prices paid to the Resellers or their Affiliates by their respective customers, and (ii) Windmere shall have obtained from each Reseller a duly authorized, valid and binding written undertaking (a) to provide Licensor and Windmere on or before the 44th day of each calendar quarter with a statement (as to sales of Licensed Electric Products made by such Reseller or its Affiliates) substantially equivalent in form and content to the statement that will be required of Windmere by Section
13.2.2 of the License Agreement, as amended, and (b) to accept and observe the same requirements with respect to the maintenance of accurate books and records, and to afford to Licensor the same rights of inspection, as Licensee is required to observe and to afford to Licensor under Section 13.3 of the License Agreement, as amended.

                            6.2    Effective as of the Substitution Date,
Article XIII of the License Agreement shall be, and be deemed to be, amended to read in its entirety as follows:





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                                  ARTICLE XIII.

                                    Royalties
                                    ---------

                     13.1   Advances.
                            --------

                            13.1.1 On or within three business days after the
Substitution Date, Licensee shall pay to Licensor the sum of Five Hundred Thousand Dollars ($500,000) as an advance (an "Advance") against royalties to be due and payable for the calendar quarter in which the Substitution Date occurs.

                            13.1.2 On or before the first day of each succeeding
calendar quarter during the Term, Licensee shall pay to Licensor the sum of Five Hundred Thousand Dollars ($500,000) as an advance (each an "Advance") against royalties to be due and payable for the calendar quarter then beginning or about to begin.

                     13.2   Royalties.
                            ---------

                            13.2.1 On or before the 44th day of each calendar
quarter starting with the calendar quarter next following the calendar quarter in which the Substitution Date occurs and ending on the 44th day following the end of the Term, Licensee agrees to make a Royalty Payment to Licensor that is equal to (i) five percentum (5%) of the Net Sales of all Licensed Electric Products sold by Licensee during the next preceding calendar quarter, less (ii) the Advance paid by Licensee in respect of the next preceding calendar quarter.

                            13.2.2 Each Royalty Payment shall be accompanied by
a complete and accurate statement, signed and certified by the chief financial officer of Licensee, showing (i) the number, description (by SKU) and Sales Price of the Licensed Electric Products sold by Licensee during the preceding calendar quarter, and (ii) all other information necessary to verify the computation of the Royalty Payment.

                            13.2.3 On or before the 28th day of March in each
calendar year during the Term, and in the calendar year following the end of the Term, Licensee shall provide Licensor with a summary accounting (certified by Licensee's chief financial officer) of all royalties payable in respect of the next preceding calendar year. Subject to objection and audit, as hereinafter provided, if such summary accounting shows that the royalties payable in respect of the next preceding calendar year exceeded the sum of the Advances paid and Royalty Payments made in respect of the next preceding calendar year, Licensee shall pay to Licensor the amount of such excess. Conversely, if such summary accounting shows that the sum of the Advances





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paid and Royalty Payments made in respect of the next preceding calendar year exceeded the greater of (iii) the Advances paid in respect of such calendar year and (iv) the royalties payable in respect of such calendar year, Licensor shall refund such excess to Licensee. Licensor may accept, but shall have the right to audit and object in writing to the substance of any summary accounting provided pursuant to this Section 13.2.3, in which latter event the resulting dispute shall be resolved as provided in Article XVII.

                            13.2.4 As used herein the term "Net Sales" means
gross sales less (i) returns of Licensed Electric Products received directly from the customers of Licensee to whom they were sold by Licensee, (ii) co-operative advertising allowances applicable solely and specifically to Licensed Electric Products sold by Licensee after the Substitution Date provided that such allowances are deducted by the customers to whom such allowances are granted when paying the invoices on which they are granted and are actually expended in advertising Licensed Electric Products (it being agreed (A) that the invoices on which such advertising allowances are given shall specify the conditions set forth in this clause (ii), but (B) that Licensee shall not itself be required to obtain and preserve proof of compliance with such conditions),
(iii) customary payment and volume discounts (where lawful) applicable solely and specifically to Licensed Electric Products sold by Licensee after the Substitution Date, and (iv) un-reimbursed outbound freight allowances applicable solely and specifically to Licensed Electric Products sold by Licensee after the Substitution Date.

                            13.3   INSPECTION OF BOOKS AND RECORDS. Licensee
agrees to keep accurate books of account and records covering all transactions relating to the sale of Licensed Electric Products. Licensor, its representatives and agents shall have the right at all reasonable business hours, upon reasonable notice, to examine and audit (including the right to make extracts) the books and records and other related documents and records in order to verify Licensed Electric Products sales of Licensee and royalties due, and such books and records shall be maintained by Licensee for three years following each Royalty Payment. Any inspection shall be at Licensor's expense, unless a discrepancy to Licensor's detriment in the amount of three percent (3%) or more is discovered, in which event Licensee shall bear all customary expenses, including reasonable accounting, auditing and legal fees and related disbursements and other charges.

                            13.4   Notwithstanding the foregoing provisions of
this Article XIII, if Licensee shall exercise the right of Licensee to terminate the License Agreement upon six months prior written notice pursuant to Section
15.2 of the License Agreement, on the effective date of such termination (the "Termination Effective Date"), Licensee shall pay to Licensor an amount equal to
(i) Six Million Dollars ($6,000,000) less (ii) the sum of all





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Advances paid by Licensee to Licensor (pursuant to Section 13.1) prior to the
Termination Effective Date.

                            6.3    Effective as of the Substitution Date,
subsections 18.4.1 through 18.4.3, inclusive, of the License Agreement, shall be, and be deemed to be, deleted from the License Agreement, and Section 18.4 of the License Agreement shall be amended to read in its entirety as follows:

                     18.4 ASSIGNMENT, ETC. This License Agreement, the license granted to Licensee, and the duties and obligations of Licensee, are all personal to Licensee; and Licensee agrees not to sell, assign, transfer, mortgage, pledge, hypothecate or sublicense the license granted herein (or any rights therein) in whole or in part, or delegate any of its duties or obligations under this License Agreement, without the prior written consent of the Licensor, which may be given or withheld in the sole and absolute discretion of Licensor; provided, however, that (i) Licensee and Salton/Maxim Housewares, Inc. ("Salton") shall have the right to merge without the prior written consent of Licensor so long as the surviving corporation resulting from such merger shall have a net worth (shareholders' equity) that is at least equal to the net worth (shareholders' equity) of Licensee immediately prior to such merger, and
       (ii) Licensee shall have the right to merge with any other entity with the prior written consent of Licensor, which shall not be unreasonably withheld.

                            6.4    Effective immediately, Section 18.14 of the
License Agreement is amended to read in its entirety as follows:

                      18.14. If Licensee shall so elect, Licensor shall lease to Licensee for a term beginning on the thirtieth (30th) day following Licensee's receipt of notice of termination of the MSA, and ending when the License terminates, at an annual rental of One Dollar ($1.00) per year, all of Licensor's right, title and interest in and to such of the tools, dies and molds (collectively, "Tools") used by the Company solely and exclusively for the manufacture of Electric Products for home (as distinguished from commercial, industrial and/or institutional) use as Licensee shall select. Such selection shall be made by written notice given by Licensee to Licensor in accordance with Section 18.3 not later that the thirtieth (30th) day following Licensee's receipt of notice of termination of the MSA, provided that Licensor or its sublicensee have had the opportunity (within the thirty day period following the receipt of notice of termination of the MSA) to inspect the Tools. Promptly following the giving of the written notice by Licensee specified in the next preceding sentence, Licensee shall proceed diligently and at Licensee's sole cost and





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        expense (i) to photograph (with cameras that will produce negatives from which can be made permanent color photographs of good quality) all of the Tools that Licensee elects to lease, (ii) to catalogue each of such tools, each Tool to be identified by (A) the number, if any, which is assigned to such Tool on the books and records of the Company if such information is made available to Licensee, (B) the product or products that can be produced using such Tool, (C) a number corresponding with a number on the back of the photo of such Tool and (D) the condition and value of each such Tool, and (iii) appropriately and carefully pack the Tools for shipment. Licensor shall cooperate with Licensee in efforts to obtain the information required by clauses (ii)(B) and (ii)(C) of the next preceding sentence which either the Licensor or the Company has in its possession. No Tools shall be removed from the Bronx Facilities unless (1) true copies of the photographs thereof and of the related catalogue have been delivered to, and approved by, Licensor, which approval shall not be unreasonably withheld, (2) Licensee shall have delivered to Licensor a receipt for, and acknowledgment of the condition and value of, the Tools, which receipt shall be reasonably satisfactory in form and content to Licensor, and (3) Licensee shall have obtained, at Licensee's sole cost and expense, property and casualty insurance against the loss, destruction, damage to, or theft of, the Tools in an amount at least equal to the aggregate value of all of the Tools that Licensee elects to lease, which insurance shall include Licensor as a named party insured and shall remain in full force and effect until the Tools have been delivered to Licensor as provided in the final sentence of this Section 18.14. The lease provided for in this Section 18.14 shall contain provisions that are common to equipment leases (including, without limitation, provisions to save harmless the Licensor from taxes or liability based on ownership of the Tools and for the maintenance by Licensee of appropriate liability insurance for the benefit of Licensor) and shall be subject to (x) the Company's right to use the Tools until termination of the MSA and (y) the temporal parameters and other provisions that govern the removal of Assets from the Bronx Facilities set forth in Section 8.3 of the Asset Purchase Agreement, a copy of which Section 8.3 has been provided to Licensee. The lease of the Tools shall be on an "as is", "where is" basis, and it shall be Licensee's responsibility to remove the same from the Bronx Facilities at Licensee's sole risk and cost. Notwithstanding the next preceding two sentences or the delivery of the photographs, catalogue and receipt referred to in foregoing provisions of this Section 18.14, Licensee shall not be required to remove from the Bronx Facilities, within the time parameters specified in Section 8.3 of the Asset Purchase
        Agreement, any Tools that are damaged by, or which Licensee is prevented from removing from the Bronx Facilities by reason of interference from, the employees of the Company; and neither Licensor nor Licensee shall have any responsibility to the other for any Tools that are not removed from the Bronx Facilities by reason of such damage or interference. Licensee shall at all times maintain the Tools and shall replace those that break or wear out. Upon termination of the lease for any reason, or if for any reason Licensee stops marketing an Electric Product





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        ("discontinued product") to which any individual Tool relates, such
        Tools (or, as the case may be, the individual Tool relating to a discontinued product), or the replacements or replacement for any thereof which shall have been destroyed or worn out, shall be delivered to Licensor at such address as shall be specified by Licensor, contemporaneously with or prior to such delivery.

                     7.     Miscellaneous.
                            -------------

                            7.1    If Termination (as defined in Section 5 of
this Agreement) shall occur, nothing in this Agreement shall relieve Service of any liability, obligation or responsibility that is stated or intended to be binding upon the Licensee originally named in the License Agreement following termination of the License Agreement in accordance with Article XV thereof; and for purposes of this Section 7.1, the term "Licensee" shall continue to include, and at all relevant times shall be deemed to include, Service. If Windmere shall become the Licensee pursuant to Section 6 of this Agreement, it shall not be or become liable or obligated for any liability, obligation or default of or by Service under the License Agreement.

                            7.2    This Agreement may be executed in two or more
counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.






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                            7.3    Except as amended by this Agreement, the
License Agreement shall remain in effect without any other change.


FARBERWARE INC.


By: /s/ Leonard Florence
    ----------------------------------
    Its: PRESIDENT
        ------------------------------

WINDMERE-DURABLE HOLDINGS, INC.


By:  /s/ Harry O. Schulman
    ----------------------------------
    HARRY O. SCHULMAN
    Its:  SR. V.P & C.F.O.
        ------------------------------


SERVICE MERCHANDISE COMPANY, INC.


By:  /s/ Gary W. Witkin
    ----------------------------------
    Its:  PRESIDENT
        ------------------------------